UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 5, 2006

Arbitron Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-1969	52-0278528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

142 West 57th Street, New York, New York		10019-3300
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-887-1300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 24, 2006, the Compensation and Human Resources Committee (the "Committee") of the Board of Directors of Arbitron Inc. (the "Company") approved a new form of Executive Retention Agreement (the "Retention Agreement") that provides for severance payments under certain circumstances and for the vesting of awards under the Company’s stock-based compensation plans upon a change of control.

The form of Retention Agreement provides that if the executive officer is terminated other than for cause, and the termination is not a change of control termination, the executive will receive a lump-sum cash payment in the amount of 12 months of base salary and bonus if the executive has fewer than 15 years of service, or 15 months of base salary and bonus if the executive has 15 or more years of service. The agreement will provide that following a change of control termination, the executive will be entitled to receive a lump-sum payment that is equal to 18 months of base salary and bonus if the executive has fewer than 15 years of service, or 21 months of base salary and bonus if the executive has 15 or more years of service.

In addition, pursuant to the terms of the Retention Agreement the executive shall be provided, for a period of between 12 and 21 months following termination without cause or a change of control termination, or, if sooner, until reemployment with equivalent benefit, with the same or equivalent health, dental, accidental death and dismemberment, short-term and long-term disability, life insurance coverage, and all other insurance and other health and welfare benefits programs he or she was entitled to on the day before the termination.

Upon a change of control, the vesting and exercisability of stock options and the vesting of other awards under the Company’s stock-based compensation plans will accelerate, and any unvested awards thus would become fully and immediately vested.

For purposes of the agreement, a "change of control" is generally defined as any of the following: (i) a merger or consolidation involving the Company if less than 50% of its voting stock after the merger or consolidation is held by persons who were stockholders before the merger or consolidation; (ii) a sale of the assets of the Company substantially as an entirety; (iii) ownership by a person or group acting in concert of at least 51% of the Company’s voting securities; (iv) ownership by a person or group acting in concert of between 25% and 50% of the Company’s voting securities if such ownership was not approved the Company’s Board of Directors; (v) approval by the Company’s stockholders of a plan for the liquidation of the Company; (vi) specified changes in the composition of the Company’s Board of Directors; or (vii) any other events or transactions the Company’s Board of Directors determines constitute a change of control.

If payments to an executive under such a Retention Agreement would result in imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the executive will also be entitled to be paid an amount to compensate for the imposition of the tax. The payment will be in an amount such that after payment of all taxes, income and excise, the executive will be in the same after-tax position as if no excise tax under the Internal Revenue Code of 1986, as amended, had been imposed.

In addition, notwithstanding anything to the contrary contained in the agreement, in the event that the Company determines that any payment under the agreement is subject to Section 409A of the Internal Revenue Code of 1986, as amended, such payments under the agreement shall not be made until six months after the executive separates from service (or, if earlier, the date the executive dies) to the extent necessary to avoid the imposition of additional 20% tax under Section 409A of the Internal Revenue Code of 1986, as amended. Otherwise, the payment of any lump sum severance payment under the Retention Agreement generally shall be made within 15 days of the executive’s date of employment termination.

The Company expects to enter into a Retention Agreement with the following executive officers: Pierre C. Bouvard, President of Sales and Marketing; Owen Charlebois, President of Operations, Technology, and Research & Development; Linda Dupree, Senior Vice President, Portable People Meter New Product Development; Vaughn Scott Henry, Executive Vice President and Chief Information Officer; Claire L. Kummer, Executive Vice President of Operations, Integration and Manufacturing; and Kathleen T. Ross, Executive Vice President and Chief Administrative Officer. Upon execution by each executive, the Retention Agreement will amend and supersede any prior executive retention agreement entered into between the Company and such executive officer. In addition, as disclosed in a Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 1, 2005, the Company previously entered into a retention agreement with Sean Creamer, the Company’s Executive Vice President of Finance and Planning and Chief Financial Officer, which agreement is substantially identical to the form of Retention Agreement filed with this Current Report on Form 8-K.

The foregoing summary of the Retention Agreement is qualified in its entirety by the full terms and conditions of the Retention Agreement, a copy of which has been filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits

10.1 Form of Executive Retention Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbitron Inc.

June 5, 2006	By:	Dolores L. Cody

Name: Dolores L. Cody
Title: Executive Vice President, Legal and Business Affairs, Chief Legal Officer & Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Form of Executive Retention Agreement